Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks - Policies and Procedures Regarding the Release of Portfolio Holdings " and "Management and Other Services - Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 48 to the Registration Statement (Form N-1A, No. 33-18516) of Franklin Mutual Series Funds and to the incorporation by reference of our reports dated February 20, 2013 on Mutual Beacon Fund, Mutual Financial Services Fund, Mutual Quest Fund, Mutual Shares Fund, Mutual Global Discovery Fund, Mutual European Fund, and Mutual International Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2012.

                       /s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 25, 2013